Report of Independent Registered Public Accounting Firm




To the Shareholders and Board of Trustees of the Tax-Free Trust of Oregon:

We consent to the incorporation by reference, in this statement of Additional Information, of our report dated November 17, 2004, on the statement of assets and liabilities of Tax-Free Trust of Oregon (the "Trust"), including the schedule of investments, as of September 30, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Trust as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in the Prospectus and "Financial Statements," and "Transfer Agent, Custodian and Independent Registered Public Accounting Firm" in the Statement of Additional Information.





                                           KPMG LLP


New York, New York
January 28, 2005